EXHIBIT 99

                                  MB Financial, Inc.
                                  800 West Madison Street
                                  Chicago, Illinois 60607
                                  (888) 422-6562
                                  NASDAQ:  MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail:  jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS NET INCOME, STRONG LIQUIDITY AND STRONG CAPITAL POSITION

CHICAGO, October 21, 2009 – MB Financial, Inc. (NASDAQ: MBFI), the holding company for MB Financial Bank, N.A (“the Bank” or “MB Financial Bank”), announced today third quarter results for 2009.  The words “MB Financial,” “the Company,” “we,” “our” and “us” refer to MB Financial, Inc. and its wholly owned subsidiaries, unless indicated otherwise.  We had net income of $7.4 million for the third quarter of 2009 compared to net income of $13.2 million in the third quarter of 2008, and net income of $4.3 million for the second quarter of 2009.

Mitchell Feiger, President and Chief Executive Officer of the Company said, “During the quarter we were pleased to complete two FDIC assisted acquisitions as well as a $201 million common stock capital raise.  These transactions further enhance our strong liquidity and capital position, and position us for continued growth.”

Key items for the quarter were as follows:

Significant Transactions During the Quarter:
•
On August 10, 2009, the Company sold its merchant card processing business.  The Company recognized a pre-tax gain resulting from the sale of the merchant card processing business of $10.2 million in the third quarter of 2009.  The Company also entered into a revenue sharing agreement with the purchaser to offer merchant card processing services to our bank customers on a going forward basis.  In accordance with U.S. GAAP, the results of operations from the Company’s merchant card processing business are reflected in the Company’s statements of income as “discontinued operations.”  We expect that the impact of the sale of our merchant card processing business on our future earnings per share and operating results will be immaterial.

•
On September 4, 2009, MB Financial Bank assumed $136 million of in-market deposits of Oak Forest, Illinois-based InBank, and acquired loans of approximately $100 million, net of a $55.8 million discount, in a transaction facilitated by the FDIC.  This transaction generated a pre-tax gain of $10.2 million, based on preliminary estimates.

•
On September 11, 2009, MB Financial Bank assumed $6.5 billion in deposits of Chicago-based Corus Bank (“Corus”) in a transaction facilitated by the Federal Deposit Insurance Corporation (FDIC).  For additional information regarding Corus deposits see “Funding Mix and Liquidity” section below.

•
On September 17, 2009, the Company announced that it completed a public offering of its common stock by issuing 12,578,125 shares of common stock for aggregate gross proceeds of $201.3 million.  The net proceeds to the Company after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $190.9 million.  With the proceeds from this offering and the proceeds received by the Company from issuances pursuant to its Dividend Reinvestment and Stock Purchase Plan, the Company has received aggregate gross proceeds from “Qualified Equity Offerings” in excess of the $196.0 million aggregate liquidation preference amount of its Series A preferred stock issued under the U.S. Treasury Department’s Capital Purchase Program.  As a result, the number of shares of the Company’s common stock underlying the warrant issued to the Treasury under the Capital Purchase Program has been reduced by 50%, from 1,012,048 shares to 506,024 shares.

Acquisitions Further Enhanced Our Strong Liquidity Position:
•
Our loan to deposit ratio was approximately 57% as of September 30, 2009, compared to 103% as of June 30, 2009 and 96% as of December 31, 2008.  We expect that this ratio will increase as out-of-market Corus related deposits are redeemed and run-off, but will remain well below historical levels.  At September 30, 2009, the Company had approximately $1.9 billion remaining in out-of-market deposits assumed in the Corus transaction.  Excluding the approximately $1.9 billion of out-of-market deposits, our loan to deposit ratio as of September 30, 2009 was 68%.  We define “out-of-market” deposits as deposits held by customers who do not reside in zip codes inside or adjacent to our branch footprint.

•
Our percentage of core funding to total funding increased from 73% at September 30, 2008 to 89% at September 30, 2009, which includes the approximately $1.9 billion in out-of-market assumed Corus deposits in core funding.

Capital Raise Further Enhanced Our Strong Capital Position:
•
MB Financial Bank continues to significantly exceed the “Well-Capitalized” threshold established under the regulations of the Office of the Comptroller of the Currency.  At September 30, 2009, MB Financial, Inc.’s total risk-based capital ratio was 15.36%, Tier 1 capital to risk-weighted assets ratio was 13.42%, Tier 1 capital to average asset ratio was 10.60% and Tier 1 common capital to risk-weighted assets was 8.72%, compared to 13.89%, 11.88%, 9.55%, and 6.66%, respectively, at June 30, 2009.  Our common stock capital raise significantly increased our capital position.  As of September 30, 2009, total capital was approximately $396.1 million in excess of the 10% “Well-Capitalized” threshold.

•
Our tangible common equity to risk weighted assets ratio was 9.01% at September 30, 2009, compared to 6.79% at June 30, 2009.  At September 30, 2009, we consider our tangible common equity to risk weighted assets ratio to be more meaningful than our tangible common equity to tangible assets ratio, due to the large amount of out-of-market deposits and corresponding interest earning assets (in the form of cash on deposit with the Federal Reserve) that were outstanding as of September 30, 2009.

Credit Quality – Increased Reserves, Strong Loss Reserve Coverage Ratios, Increased Loan Charge-Offs:
•
Our provision for loan losses was $45.0 million for the third quarter of 2009, while our net charge-offs were $37.1 million.  For the second quarter of 2009, our provision for loan losses and net charge-offs were $27.1 million and $25.0 million, respectively.

•
Our non-performing loans to total loans increased to 4.41% as of September 30, 2009, compared to 3.54% as of June 30, 2009.  The percentage of the allowance for loan losses to non-performing loans decreased from 79.65% as of June 30, 2009 to 66.02% as of September 30, 2009.

•
Our non-performing assets to total assets decreased to 2.19% as of September 30, 2009, compared to 2.92% as of June 30, 2009.  The decrease was primarily a result of the significant increase to total assets as a result of the Corus transaction.

•	Our potential problem loans to total loans decreased to 3.94% as of September 30, 2009, compared to 4.05% as of June 30, 2009.
•	We increased our allowance for loan losses to total loans to 2.91% as of September 30, 2009, compared to 2.82% as of June 30, 2009.

For purposes of the second and third bullet points above, non-performing loans and non-performing assets exclude loans held for sale and certain purchased credit-impaired loans that we acquired in the InBank transaction, as well as credit-impaired loans that we acquired in the Heritage Community Bank transaction (an FDIC-assisted transaction completed in the first quarter of 2009).  These purchased credit-impaired loans are accounted for on a pool basis, and the pools are considered to be performing.  Additionally, non-performing assets excludes other real estate owned related to FDIC transactions.

RESULTS OF OPERATIONS

Third Quarter Results

Net Interest Income

Net interest income on a tax equivalent basis increased $1.4 million from the second quarter of 2009 to the third quarter of 2009.  Our net interest margin, on fully tax equivalent basis, decreased from 3.21% in the second quarter of 2009 to 2.85% in the third quarter of 2009.  Our assumption of Corus deposits and acquisition of interest earning Corus assets negatively impacted our net interest margin by approximately 60 basis points or $2.3 million.  Excluding the Corus transaction, our net interest margin on a fully tax equivalent basis would have been approximately 3.45%, or 24 basis points greater than for the second quarter of 2009.  At September 30, 2009, we had approximately $2.5 billion of excess interest earning deposits with banks (cash on deposit at the Federal Reserve).  We expect to utilize this excess cash to clear the outstanding redemption checks issued for the out-of-market CDs assumed in the Corus transaction, and to fund anticipated withdrawals of out-of-market Corus money market accounts, as well as some in-market run-off of previously higher rate deposits assumed in the Corus and InBank transactions.

Our non-performing loans negatively impacted our net interest margin during the third quarter of 2009, the second quarter of 2009 and the third quarter of 2008 by approximately 17 basis points, 20 basis points and 10 basis points, respectively.

See the supplemental net interest margin table for further detail.

Other Income (in thousands):

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2009	2009	2009	2008	2008	2009	2008
Core other income:
Loan service fees	$ 1,565	$ 1,782	$ 1,843	$ 1,850	$ 2,385	$ 5,190	$ 7,330
Deposit service fees	7,912	6,978	6,399	7,478	7,330	21,289	20,747
Lease financing, net	3,937	4,473	4,319	4,604	4,533	12,729	12,369
Brokerage fees	1,004	1,252	1,078	968	1,177	3,334	3,349
Trust and asset management fees	3,169	3,262	2,815	2,784	3,276	9,246	9,085
Increase in cash surrender value of life insurance	664	670	456	570	1,995	1,790	4,729
Other operating income	2,078	1,851	2,323	1,442	1,553	6,252	4,719
Total core other income	20,329	20,268	19,233	19,696	22,249	59,830	62,328

Non-core other income(1)
Net gain on sale of investment securities	3	4,093	9,694	24	-	13,790	1,106
Net gain (loss) on sale of other assets	12	(38)	1	(874)	26	(25)	(230)
Acquisition related gains	10,222	-	-	-	-	10,222	-
Increase (decrease) in market value of assets held in
trust for deferred compensation(A)	334	602	(526)	(1,243)	(395)	410	(415)
Total non-core other income	10,571	4,657	9,169	(2,093)	(369)	24,397	461

Total other income(2)	$ 30,900	$ 24,925	$ 28,402	$ 17,603	$ 21,880	$ 84,227	$ 62,789

(1)	Letters denote the corresponding line items where these non-core other income items reside in the consolidated statements of income as follows: A – Other operating income.
(2)
During the third quarter of 2009, the Company sold its merchant card processing business.  In accordance with U.S. GAAP, the results of operations from the Company’s merchant card processing business are reflected in the Company’s statements of income as discontinued operations. Therefore, income from this business is excluded from the table above.

Core other income remained consistent with the second quarter of 2009.  Core deposit service fees increased during the quarter primarily due an increase in commercial deposit fees mostly due to the Corus transaction, and increases in NSF and overdraft fees as a result of changes in customer behavior.  Non-core other income was impacted by a $10.2 million gain recorded on the InBank transaction as a result of assets acquired exceeding liabilities assumed, based on preliminary estimates.

Core other income decreased by $2.5 million for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008.  Core loan service fees decreased, primarily due to a decrease in letter of credit and prepayment fees.  The decrease in cash surrender value of life insurance was primarily due to a decrease in overall interest rates from the nine months ended September 30, 2008 to the nine months ended September 30, 2009, and $1.4 million of death benefits on bank owned life insurance policies that we recognized during the nine months ended September 30, 2008.  Core other operating income increased primarily due to an increase in gains recognized on the sale of loans and other real estate owned during the nine months ended September 30, 2009.  As in the three-month period, non-core other income also was impacted during the nine months ended September 30, 2009 by the $10.2 million gain generated by the InBank transaction, as well a net gain on sale of investment securities of $13.8 million compared with a net gain on sale of investment securities of $1.1 million during the nine months ended September 30, 2008.

Other Expense (in thousands):

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,
	2009	2009	2009	2008	2008	2009	2008
Core other expense:
Salaries and employee benefits	$ 30,862	$ 28,586	$ 27,405	$ 25,300	$ 29,534	$ 86,853	$ 85,193
Occupancy and equipment expense	7,803	7,151	7,682	7,298	7,107	22,636	21,574
Computer services expense	2,829	2,013	2,287	1,973	1,840	7,129	5,419
Advertising and marketing expense	1,296	892	1,314	903	1,451	3,502	4,186
Professional and legal expense	1,126	1,120	969	1,117	884	3,215	1,993
Brokerage fee expense	478	575	393	476	564	1,446	1,453
Telecommunication expense	812	744	750	664	620	2,306	2,154
Other intangibles amortization expense	966	997	878	913	913	2,841	2,641
FDIC insurance premiums	3,206	2,939	2,668	1,188	292	8,813	689
Other operating expenses	5,446	5,039	5,192	5,422	4,963	15,677	14,492
Total core other expense	54,824	50,056	49,538	45,254	48,168	154,418	139,794

Non-core other expense (1)
FDIC special assessment(A)	-	3,850	-	-	-	3,850	-
Impairment charges	4,000	-	-	-	-	4,000	-
Increase in market value of assets held in
trust for deferred compensation(B)	334	602	(526)	(1,243)	(395)	410	(415)
Total non-core other expense	4,334	4,452	(526)	(1,243)	(395)	8,260	(415)

Total other expense(2)	$ 59,158	$ 54,508	$ 49,012	$ 44,011	$ 47,773	$ 162,678	$ 139,379

(1)
Letters denote the corresponding line items where these non-core other expense items reside in the consolidated statements of income as follows:  A – FDIC insurance premiums, B – Salaries and employee benefits.

(2)
During the third quarter of 2009, the Company sold its merchant card processing business.  In accordance with U.S. GAAP, the results of operations from the Company’s merchant card processing business are reflected in the Company’s statements of income as discontinued operations. Therefore, expenses from this business are excluded from the table above.

Core other expense increased $4.8 million from the second quarter of 2009 to the third quarter of 2009.  Our InBank and Corus Bank transactions increased core salaries and employee benefits expense, core occupancy and equipment expense, core computer services expense, and core FDIC insurance premiums by approximately $1.4 million, $384 thousand, $765 thousand and $520 thousand, respectively.  Additionally, salaries and employee benefits expense increased from the second quarter of 2009 due to one additional day during the third quarter compared to the second quarter and annual hourly employee pay increases during the third quarter.  Non-core other expense was impacted by an impairment charge related to certain branch facilities.  During the third quarter of 2009, the Company conducted an impairment review of branch office locations to be consolidated due to the Company’s recent acquisitions.   As a result, the Company recognized a $4.0 million impairment charge related to three branches in the third quarter of 2009.

Core other expense increased $14.6 million for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008, primarily due to an $8.1 million increase in FDIC insurance premiums.  This was due to our FDIC credits being fully utilized during the fourth quarter of 2008 combined with the FDIC increasing its assessment rate during the nine months ended September 30, 2009.  Our Heritage Community Bank, InBank and Corus Bank transactions increased core salaries and employee benefits expense, core occupancy and equipment expense, and core computer services expense by approximately $2.4 million, $808 thousand and $1.2 million, respectively.  Professional and legal expense increased primarily due to loan collection costs during the nine months ended September 30, 2009.  As in the three-month period, non-core other expense also was impacted during the nine months ended September 30, 2009 by the $4.0 million impairment charge relating to the consolidation of the three branch offices.

Income Taxes

In the third quarter of 2009, the Company increased the amount of benefit recognized with respect to certain previously identified uncertain tax positions as a result of certain developments in pending tax audits.  The increase in recognized tax benefit resulted in a $7.8 million increase in income tax benefit in the third quarter of 2009.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio, excluding loans held for sale, as of the dates indicated (dollars in thousands):

	September 30,		June 30,		March 31,		December 31,		September 30,
	2009		2009		2009		2008		2008
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial related credits:
Commercial loans	$ 1,422,989	22%	$ 1,411,520	22%	$ 1,507,616	23%	$ 1,522,380	24%	$ 1,510,620	25%
Commercial loans collateralized by assign-
ment of lease payments (lease loans)	881,963	13%	853,981	13%	738,527	12%	649,918	11%	609,101	10%
Commercial real estate	2,446,909	38%	2,420,227	38%	2,359,868	37%	2,353,261	38%	2,275,183	37%
Construction real estate	697,232	11%	722,399	11%	764,876	12%	757,900	12%	756,694	12%
Total commercial related credits	5,449,093	84%	5,408,127	84%	5,370,887	84%	5,283,459	85%	5,151,598	84%
Other loans:
Residential real estate	291,889	4%	273,196	4%	287,256	5%	295,336	5%	300,223	5%
Indirect motorcycle	159,273	2%	160,364	2%	157,081	2%	153,277	2%	155,045	3%
Indirect automobile	26,226	1%	29,341	1%	32,731	1%	35,950	1%	38,844	1%
Home equity	408,184	7%	409,147	6%	411,527	6%	401,029	6%	383,399	6%
Consumer loans	66,600	1%	61,385	1%	56,654	1%	59,512	1%	66,938	1%
Total other loans	952,172	15%	933,433	14%	945,249	15%	945,104	15%	944,449	16%
Gross loans excluding covered loans	6,401,265	99%	6,341,560	98%	6,316,136	99%	6,228,563	100%	6,096,047	100%
Covered loans (1)	91,230	1%	96,629	2%	91,586	1%	-	-	-	-
Gross loans	6,492,495	100%	6,438,189	100%	6,407,722	100%	6,228,563	100%	6,096,047	100%
Allowance for loan losses	(189,232)		(181,356)		(179,273)		(144,001)		(88,863)
Net loans	$ 6,303,263		$ 6,256,833		$ 6,228,449		$ 6,084,562		$ 6,007,184

(1)	Covered loans refer to loans we acquired during the first quarter of 2009 in the Heritage Community Bank transaction that are subject to a loss-sharing agreement with the FDIC.

Total loans grew by 3% on an annualized basis from the second quarter of 2009 to the third quarter of 2009, and 7% from September 30, 2008.

The following table sets forth the composition of construction real estate loans by geographic location, excluding covered loans and loans held for sale, as of September 30, 2009 (dollars in thousands):

	Geographical Location

			Suburban Illinois
	Chicago		and Northwest Indiana		Other States		Total
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Residential construction related credits
Unimproved land	$ -	-	$ 9,451	0.1%	$ 3,885	0.0%	$ 13,336	0.1%
Improved lots and single family construction	39,448	0.6%	91,552	1.4%	7,599	0.1%	138,599	2.1%
Condominiums	100,378	1.5%	52,108	0.8%	2,835	0.0%	155,321	2.3%
Apartments	28,983	0.4%	11,941	0.2%	280	0.0%	41,204	0.6%
Townhomes	5,141	0.1%	27,716	0.4%	7,661	0.1%	40,518	0.6%
Total residential construction related credits	173,950	2.6%	192,768	2.9%	22,260	0.2%	388,978	5.9%
Commercial construction related credits
Unimproved land	$ -	0.0%	$ 2,487	0.0%	$ -	-	$ 2,487	0.0%
Improved lots and construction	7,769	0.1%	56,452	0.9%	-	-	64,221	1.0%
Industrial	7,500	0.1%	12,701	0.2%	11,475	0.2%	31,676	0.5%
Office, retail and hotel	14,832	0.2%	91,587	1.4%	21,255	0.3%	127,674	1.9%
Schools	16,000	0.2%	17,700	0.3%	-	-	33,700	0.5%
Medical	-	-	15,000	0.00	15,405	0.2%	30,405	0.4%
Total commercial construction related credits	46,101	0.6%	195,927	3.0%	48,135	0.7%	290,163	4.5%

Total construction loans, excluding loans acquired
in the InBank transaction	$ 220,051	3.2%	$ 388,695	5.9%	$ 70,395	0.9%	$ 679,141	10.4%

Construction loans acquired in the InBank transaction							18,091	0.3%

Total construction loans							$ 697,232	10.7%

The following table sets forth the composition of construction real estate loans by risk category, excluding covered loans and loans held for sale, as of September 30, 2009 (dollars in thousands):

	Risk Category

			Potential Problem and
	Non-Performing		and Other Watch
	Loans (NPLs)		List Loans		Pass Loans		Total
	Amount	% of Loan Balance Reserved	Amount	% of Loan Balance Reserved	Amount	% of Loan Balance Reserved	Amount	% of Loan Balance Reserved
Residential construction related credits
Unimproved land	$ 6,151	44%	$ 3,364	2%	$ 3,821	1%	$ 13,336	21%
Improved lots and single family construction	64,357	31%	36,748	7%	37,494	1%	138,599	16%
Condominiums	52,039	24%	46,904	5%	56,378	1%	155,321	10%
Apartments	4,140	31%	12,986	6%	24,078	1%	41,204	6%
Townhomes	26,706	37%	2,038	2%	11,774	1%	40,518	25%
Total residential construction related credits	153,393	30%	102,040	6%	133,545	1%	388,978	14%
Commercial construction related credits
Unimproved land	$ 1,493	40%	$ -	-	$ 994	1%	$ 2,487	24%
Improved lots and construction	22,897	19%	9,370	6%	31,954	1%	64,221	8%
Industrial	1,875	-	8,640	6%	21,161	2%	31,676	3%
Office, retail and hotel	23,686	34%	25,161	7%	78,827	1%	127,674	9%
Schools	-	-	-	-	33,700	2%	33,700	2%
Medical	-	-	-	-	30,405	4%	30,405	4%
Total commercial construction related credits	49,951	26%	43,171	7%	197,041	2%	290,163	7%

Total construction loans, excluding loans acquired
in the InBank acquisition	$ 203,344	29%	$ 145,211	6%	$ 330,586	1%	$ 679,141	11%

Construction loans acquired in the InBank acquisition(1)							18,091	0%

Total construction loans							$ 697,232	11%

(1)	Net of loan discount of $9.6 million.

After factoring in partial charge-offs taken on non-performing residential construction loans, the percentage of loan balance reserved increases from 30% to 35%.  Factoring in partial charge-offs taken on non-performing construction loans in total, the percentage of loan balance reserved increases from 29% to 34%.

ASSET QUALITY

The following table presents a summary of total performing loans, excluding covered loans and loans held for sale, greater than 30 days and less than 90 days past due as of the dates indicated (dollars in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008

30 - 59 Days Past Due	$ 35,943	$ 15,574	$ 21,600	$ 14,372	$ 22,583
60 - 89 Days Past Due	15,109	4,838	4,809	8,575	14,043
	$ 51,052	$ 20,412	$ 26,409	$ 22,947	$ 36,626

Approximately $22.6 million of performing loans past due are classified as potential problem loans (defined below) as of September 30, 2009, compared to $5.1 million as of June 30, 2009.

The following table presents a summary of non-performing assets, excluding loans held for sale, as of the dates indicated (dollar amounts in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
Non-performing loans:
Non-accrual loans (1)	$ 286,623	$ 227,681	$ 229,537	$ 145,936	$ 115,716
Loans 90 days or more past due, still accruing interest	-	-	-	-	1,490
Total non-performing loans	286,623	227,681	229,537	145,936	117,206

Other real estate owned (2)	22,612	17,111	2,500	4,366	3,821
Repossessed vehicles	271	203	245	356	108
Total non-performing assets	$ 309,506	$ 244,995	$ 232,282	$ 150,658	$ 121,135

Specific allowance on non-performing loans	$ 83,650	$ 77,186	$ 81,540	$ 52,112	$ 30,357
Partial charge-offs taken on non-performing loans	46,258	30,995	23,706	17,429	13,477
Total specific allowance and partial charge-offs taken
on non-performing loans	$ 129,908	$ 108,181	$ 105,246	$ 69,541	$ 43,834

Specific allowance and partial charge-offs taken as a
percentage of non-performing loans plus partial
charge-offs taken	39.03%	41.82%	41.56%	42.57%	33.54%
Total non-performing loans to total loans	4.41%	3.54%	3.58%	2.34%	1.92%
Total non-performing assets to total assets	2.19%	2.92%	2.57%	1.71%	1.45%
Allowance for loan losses to non-performing loans(1)	66.02%	79.65%	78.10%	98.67%	75.82%
Allowance for loan losses to non-performing loans,
including partial charge-offs taken(1)	70.74%	82.09%	80.15%	98.82%	78.31%

(1)	Excludes purchased credit-impaired loans that were acquired as part of our InBank and Heritage Community Bank transactions. See definition of “purchased credit-impaired loans” below.
(2)	Excludes other real estate owned that is related to FDIC transactions.

Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

At September 30, 2009, the composition of other real estate owned was primarily improved lots and single family construction projects.

The following table presents data related to non-performing loans, by dollar amount and category at September 30, 2009 (dollar amounts in thousands):

	Commercial and Lease Loans		Construction Real Estate Loans		Commercial Real Estate Loans		Consumer Loans	Total Loans
	Number of Borrowers	Amount	Number of Borrowers	Amount	Number of Borrowers	Amount	Amount	Amount
$10.0 million or more	-	$ -	5	$ 81,073	1	$ 10,297	$ -	$ 91,370
$5.0 million to $9.9 million	-	-	9	68,237	1	7,216	-	75,453
$1.5 million to $4.9 million	2	6,002	15	41,065	5	12,688	1,703	61,458
Under $1.5 million	38	11,894	21	12,969	48	18,227	15,252	58,342
	40	$ 17,896	50	$ 203,344	55	$ 48,428	$ 16,955	$ 286,623

Percentage of individual loan category		0.78%		29.16%		1.98%	1.78%	4.41%

The following table presents data related to non-performing loans, by dollar amount and category at June 30, 2009 (dollar amounts in thousands):

	Commercial and Lease Loans		Construction Real Estate Loans		Commercial Real Estate Loans		Consumer Loans	Total Loans
	Number of Borrowers	Amount	Number of Borrowers	Amount	Number of Borrowers	Amount	Amount	Amount
$10.0 million or more	-	$ -	2	$ 32,456	1	$ 13,627	$ -	$ 46,083
$5.0 million to $9.9 million	1	7,530	8	60,824	-	-	-	68,354
$1.5 million to $4.9 million	6	18,571	12	42,950	2	6,103	1,875	69,499
Under $1.5 million	29	10,086	15	11,220	33	10,558	11,881	43,745
	36	$ 36,187	37	$ 147,450	36	$ 30,288	$ 13,756	$ 227,681

Percentage of individual loan category		1.60%		20.41%		1.25%	1.47%	3.54%

The increase in non-performing loans from the second quarter of 2009 to the third quarter of 2009 was primarily due to non-performing construction real estate loans and non-performing commercial real estate loans.  Non-performing commercial real estate loans increased primarily due to three credits migrating to non-performing loans from potential problem loans.  Non-performing construction real estate loans increased primarily due to four credits migrating to non-performing loans from potential problem loans.  Additions to non-performing loans were partially offset by paydowns, and charge-offs during the third quarter.

We define potential problem loans as performing loans rated substandard that do not meet the definition of a non-performing loan (See “Asset Quality” section above for non-performing loans).  We do not necessarily expect to realize losses on potential problem loans, but we recognize potential problem loans carry a higher probability of default and require additional attention by management.  The aggregate principal amount of potential problem loans was $255.6 million, or 3.94% of total loans, as of September 30, 2009, compared to $261.0 million, or 4.05% of total loans, as of June 30, 2009.

“Purchased credit-impaired loans” refer to certain loans acquired in the InBank and Heritage Community Bank transactions, discussed above, for which deterioration in credit quality occurred before the Company’s acquisition date. Upon acquisition, these loans were recorded at fair value and accrete interest income over the estimated life of the loan when cash flows are reasonably estimable, even if the underlying loans are contractually past due. Acquisition fair value incorporates the Company’s estimate, as of the acquisition date, of credit losses over the remaining life of the portfolio. No allowance for loan losses has been recorded for these loans.

Below is a reconciliation of the activity in our allowance for loan losses for the periods indicated (dollar amounts in thousands):

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
Balance at the beginning of period	$ 181,356	$ 179,273	$ 144,001	$ 88,863	$ 82,544
Provision for loan losses	45,000	27,100	89,700	72,581	18,400
Charge-offs:
Commercial loans	(20,037)	(6,636)	(10,548)	(1,914)	(6,231)
Commercial loans collateralized by assignment
of lease payments (lease loans)	(269)	(1,385)	(3,420)	(440)	(482)
Commercial real estate loans	(2,006)	(817)	(24,190)	(7,076)	(2,292)
Construction real estate	(14,914)	(14,743)	(14,697)	(7,144)	(2,110)
Residential real estate	(290)	(358)	(178)	(117)	(315)
Indirect vehicle	(937)	(759)	(1,065)	(615)	(499)
Home equity	(650)	(953)	(604)	(503)	(628)
Consumer loans	(358)	(132)	(155)	(216)	(167)
Total charge-offs	(39,461)	(25,783)	(54,857)	(18,025)	(12,724)
Recoveries:
Commercial loans	71	45	31	354	132
Commercial loans collateralized by assignment
of lease payments (lease loans)	-	-	-	67	-
Commercial real estate loans	5	5	18	-	257
Construction real estate	2,042	511	250	-	40
Residential real estate	9	28	3	17	1
Indirect vehicle	194	151	111	116	152
Home equity	13	20	11	17	48
Consumer loans	3	6	5	11	13
Total recoveries	2,337	766	429	582	643

Total net charge-offs	(37,124)	(25,017)	(54,428)	(17,443)	(12,081)

Balance	$ 189,232	$ 181,356	$ 179,273	$ 144,001	$ 88,863

Total loans excluding loans held for sale	$ 6,492,495	$ 6,438,189	$ 6,407,722	$ 6,228,563	$ 6,096,047
Average loans, excluding loans held for sale	$ 6,452,094	$ 6,441,050	$ 6,307,496	$ 6,166,152	$ 6,026,179

Ratio of allowance for loan losses to total loans, excluding loans held for sale	2.91%	2.82%	2.80%	2.31%	1.46%
Net loan charge-offs to average loans, excluding loans held for sale (annualized)	2.28%	1.54%	3.42%	1.13%	0.80%

INVESTMENT SECURITIES AVAILABLE FOR SALE

The following table sets forth the fair value, amortized cost, and total unrealized gain (loss) of our investment securities available for sale, by type (in thousands):

	At September 30,	At June 30,	At March 31,	At December 31,	At September 30,
	2009	2009	2009	2008	2008
Fair Value
U.S. Treasury securities	$ -	$ -	$ 11,545	$ -	$ -
Government sponsored agencies and enterprises	323,969	51,088	108,227	179,373	209,350
Bank notes issued through the TLGP(1)	1,578,174	-	-	-	-
States and political subdivisions	396,124	394,343	424,541	427,986	430,120
Mortgage-backed securities	1,636,275	428,962	539,953	690,298	569,947
Corporate bonds	56,599	6,370	30,726	34,565	6,990
Equity securities	3,839	3,707	3,681	3,607	3,524
Debt securities issued by foreign governments	-	250	302	301	298
Total fair value	$ 3,994,980	$ 884,720	$ 1,118,975	$ 1,336,130	$ 1,220,229

Amortized cost
U.S. Treasury securities	$ -	$ -	$ 11,546	$ -	$ -
Government sponsored agencies and enterprises	322,620	49,753	105,354	171,385	206,429
Bank notes issued through the TLGP(1)	1,578,203	-	-	-	-
States and political subdivisions	372,772	389,041	416,329	417,595	428,610
Mortgage-backed securities	1,625,378	421,172	531,547	682,692	568,054
Corporate bonds	56,655	6,370	31,487	34,546	7,764
Equity securities	3,742	3,668	3,631	3,595	3,557
Debt securities issued by foreign governments	-	250	302	301	301
Total amortized cost	$ 3,959,370	$ 870,254	$ 1,100,196	$ 1,310,114	$ 1,214,715

Unrealized gain (loss)
U.S. Treasury securities	$ -	$ -	$ (1)	$ -	$ -
Government sponsored agencies and enterprises	1,349	1,335	2,873	7,988	2,921
Bank notes issued through the TLGP(1)	(29)	-	-	-	-
States and political subdivisions	23,352	5,302	8,212	10,391	1,510
Mortgage-backed securities	10,897	7,790	8,406	7,606	1,893
Corporate bonds	(56)	-	(761)	19	(774)
Equity securities	97	39	50	12	(33)
Debt securities issued by foreign governments	-	-	-	-	(3)
Total unrealized gain	$ 35,610	$ 14,466	$ 18,779	$ 26,016	$ 5,514

(1)	Represents bank notes that are guaranteed by the FDIC under the Temporary Liquidity Guarantee Program (TLGP).

The increase in government sponsored agencies and the addition of bank notes issued through the TLGP was a result of the acquisition of certain assets of Corus.  A majority of these investment securities are expected to be sold to fund the redemption/run-off of the remaining out-of-market Corus certificates of deposit and money market accounts.  The increase in mortgage-backed securities was a result of deploying cash acquired in the Corus transaction.

We do not have any meaningful direct or indirect holdings of subprime residential mortgage loans, home equity lines of credit, or any Fannie Mae or Freddie Mac preferred or common equity securities in our investment portfolio.  Additionally, more than 99% of our mortgage-backed securities are agency guaranteed.

We have maintained our disciplined investment management philosophy and have avoided the types of problem securities that have caused many financial institutions to incur large losses.

FUNDING MIX AND LIQUIDITY

The following table shows the composition of our core and wholesale funding resources as of the dates indicated (dollars in thousands):

	September 30,		June 30,		March 31,		December 31,		September 30,
	2009		2009		2009		2008		2008
		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
Core funding:
Non-interest bearing deposits	$ 2,925,714	24%	$ 1,152,274	16%	$ 1,018,849	13%	$ 960,117	13%	$ 935,153	13%
Money market and NOW accounts	3,269,505	26%	1,531,149	21%	1,762,340	22%	1,465,436	19%	1,326,474	18%
Savings accounts	570,974	5%	447,670	6%	440,326	6%	367,684	5%	375,567	5%
Certificates of deposit	3,968,177	32%	2,383,717	33%	2,690,087	33%	2,604,565	34%	2,523,198	34%
Customer repurchase agreements	236,162	2%	248,494	4%	273,718	4%	282,831	4%	260,087	3%
Total core funding	10,970,532	89%	5,763,304	80%	6,185,320	78%	5,680,633	75%	5,420,479	73%

Wholesale funding:
Public funds deposits	112,554	1%	107,752	1%	166,501	2%	232,994	3%	211,250	3%
Brokered deposit accounts	583,143	5%	610,963	8%	818,604	10%	864,775	11%	997,767	13%
Other short-term borrowings	200,842	2%	251,773	4%	200,780	3%	205,787	2%	125,000	2%
Long-term borrowings	291,315	2%	301,691	4%	312,246	4%	421,466	6%	429,548	6%
Subordinated debt	50,000	0%	50,000	1%	50,000	1%	50,000	1%	50,000	1%
Junior subordinated notes issued
to capital trusts	158,712	1%	158,748	2%	158,784	2%	158,824	2%	158,872	2%
Total wholesale funding	1,396,566	11%	1,480,927	20%	1,706,915	22%	1,933,846	25%	1,972,437	27%

Total funding	$ 12,367,098	100%	$ 7,244,231	100%	$ 7,892,235	100%	$ 7,614,479	100%	$ 7,392,916	100%

The increase in deposit balances from June 30, 2009 to September 30, 2009 was primarily a result of assuming the deposits of Corus and InBank.  The following table presents by deposit category, the amounts of deposits assumed in the Corus transaction as of the dates indicated (dollar amounts in thousands):

	September 11,	September 30,	October 19,
	2009	2009	2009
Non-interest bearing deposits	$ 367,414	$ 1,699,913	$ 502,798
NOW and money market accounts	1,536,315	1,407,440	1,301,227
Savings deposits	132,407	96,813	96,380
Certificates of deposit	4,440,320	1,641,898	1,448,137
Contractual balance of deposits acquired	$ 6,476,456	$ 4,846,064	$ 3,348,542

Shortly after the transaction closing on September 11, 2009, we issued checks to almost all out-of-market Corus certificate of deposit holders of approximately $2.4 billion for the redemption of these deposits.  Approximately $1.0 billion of the holders cashed their redemption checks prior to September 30, 2009, with an additional $1.2 billion cashed through October 19, 2009.  Interest rates on some in-market Corus certificates of deposits were reduced shortly after the transaction closing, resulting in additional run-off of certificates of deposit.  Additionally, interest rates on out-of-market Corus money market accounts were reduced to 5 basis points in September 2009.  Run-off of these accounts through October 16, 2009 has been approximately $200 million.  We estimate that an additional $300 million in out-of-market Corus money market accounts will run-off during the fourth quarter of 2009.

FORWARD-LOOKING STATEMENTS

When used in this press release and in reports filed with or furnished to the Securities and Exchange Commission, in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “should,” “will likely result,” “are expected to,” “will continue” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings, synergies and other benefits from our merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (2) the possibility that the expected benefits of the Corus Bank and InBank transactions will not be realized, whether because of the possibility that the planned run-off of deposits and balance sheet shrinkage following the Corus Bank transaction might not occur under the time frames we anticipate or at all, or due to other factors; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses, which could necessitate additional provisions for loan losses, resulting both from loans we originate and loans we acquire from other financial institutions; (4) results of examinations by the Office of Comptroller of Currency and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for loan losses or write-down assets; (5) competitive pressures among depository institutions; (6) interest rate movements and their impact on customer behavior and net interest margin; (7) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (8) fluctuations in real estate values; (9) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (10) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (11) our ability to access cost-effective funding; (12) changes in financial markets; (13) changes in economic conditions in general and in the Chicago metropolitan area in particular; (14) the costs, effects and outcomes of litigation; (15) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities and other governmental initiatives affecting the financial services industry; (16) changes in accounting principles, policies or guidelines; (17) our future acquisitions of other depository institutions or lines of business; and (18) future goodwill impairment due to changes in our business, changes in market conditions, or other factors.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Unaudited)
As of the dates indicated
(Amounts in thousands, except per share data)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
ASSETS
Cash and due from banks	$ 125,010	$ 103,276	$ 108,416	$ 79,824	$ 118,191
Interest earning deposits with banks	2,549,562	13,440	416,404	261,834	6,043
Total cash and cash equivalents	2,674,572	116,716	524,820	341,658	124,234
Investment securities:
Securities available for sale, at fair value	3,994,980	884,720	1,118,975	1,336,130	1,220,229
Non-marketable securities - FHLB and FRB Stock	70,031	66,994	65,752	64,246	63,913
Total investment securities	4,065,011	951,714	1,184,727	1,400,376	1,284,142

Loans held for sale	6,250	4,008	18,406	-	-
Loans:
Total loans excluding covered loans	6,401,265	6,341,560	6,316,136	6,228,563	6,096,047
Covered loans(1)	91,230	96,629	91,586	-	-
Total loans	6,492,495	6,438,189	6,407,722	6,228,563	6,096,047
Less allowance for loan loss	189,232	181,356	179,273	144,001	88,863
Net loans	6,303,263	6,256,833	6,228,449	6,084,562	6,007,184
Lease investments, net	135,201	114,570	117,648	125,034	117,474
Premises and equipment, net	178,586	184,129	185,941	186,474	185,556
Cash surrender value of life insurance	121,278	120,614	119,943	119,526	120,481
Goodwill, net	387,069	387,069	387,069	387,069	387,069
Other intangibles, net	39,357	25,996	26,993	25,776	26,689
Other real estate owned	22,612	17,111	2,500	4,366	3,821
Other real estate owned related to FDIC transactions	7,695	1,891	1,197	-	-
FDIC indemnification asset(1)	31,353	43,162	65,565	-	-
Other assets	162,965	178,252	161,874	144,922	101,959
Total assets	$ 14,135,212	$ 8,402,065	$ 9,025,132	$ 8,819,763	$ 8,358,609
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$ 2,925,714	$ 1,152,274	$ 1,018,849	$ 960,117	$ 935,153
Interest bearing	8,504,353	5,081,251	5,877,859	5,535,454	5,434,256
Total deposits	11,430,067	6,233,525	6,896,708	6,495,571	6,369,409
Short-term borrowings	437,004	500,267	474,498	488,619	385,087
Long-term borrowings	341,315	351,691	362,246	471,466	479,548
Junior subordinated notes issued to capital trusts	158,712	158,748	158,784	158,824	158,872
Investment securities purchased but not yet settled	348,632	-	2,031	27,218	-
Accrued expenses and other liabilities	147,605	108,451	96,283	109,241	76,172
Total liabilities	12,863,335	7,352,682	7,990,550	7,750,939	7,469,088
Stockholders' Equity
Preferred stock	193,381	193,242	193,105	193,025	-
Common stock	507	375	375	375	375
Additional paid-in capital	648,230	447,770	446,909	445,692	443,380
Retained earnings	408,048	419,373	450,983	495,505	527,453
Accumulated other comprehensive income	21,723	8,824	11,456	16,910	3,584
Treasury stock	(2,603)	(22,795)	(70,831)	(85,312)	(87,866)
Controlling interest stockholders' equity	1,269,286	1,046,789	1,031,997	1,066,195	886,926
Noncontrolling interest	2,591	2,594	2,585	2,629	2,595
Total stockholders' equity	1,271,877	1,049,383	1,034,582	1,068,824	889,521
Total liabilities and stockholders' equity	$ 14,135,212	$ 8,402,065	$ 9,025,132	$ 8,819,763	$ 8,358,609

(1)
“Covered loans,” and “FDIC indemnification asset” refer to assets MB Financial Bank acquired during the first quarter of 2009 in a loss-share transaction facilitated by the Federal Deposit Insurance Corporation.  The “FDIC indemnification asset” represents amounts the Company expects to collect from the FDIC under the loss-share agreement.

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three months ended					Nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2009	2009	2009	2008	2008	2009	2008
Interest income:
Loans	$ 82,820	$ 82,941	$ 81,494	$ 87,474	$ 88,266	$ 247,255	$ 269,601
Investment securities available for sale:
Taxable	6,444	6,978	10,316	9,927	10,569	23,738	30,541
Nontaxable	3,585	3,796	3,875	3,944	3,977	11,256	11,558
Federal funds sold	-	-	-	2	165	-	274
Other interest bearing accounts	760	149	130	188	84	1,039	279
Total interest income	93,609	93,864	95,815	101,535	103,061	283,288	312,253
Interest expense:
Deposits	27,662	28,977	33,579	38,996	37,216	90,218	112,374
Short-term borrowings	1,222	1,256	1,546	1,406	2,966	4,024	16,184
Long-term borrowings & junior subordinated notes	3,791	4,242	4,662	6,387	6,273	12,695	17,553
Total interest expense	32,675	34,475	39,787	46,789	46,455	106,937	146,111
Net interest income	60,934	59,389	56,028	54,746	56,606	176,351	166,142
Provision for loan losses	45,000	27,100	89,700	72,581	18,400	161,800	53,140
Net interest income (loss) after provision for loan losses	15,934	32,289	(33,672)	(17,835)	38,206	14,551	113,002
Other income:
Loan service fees	1,565	1,782	1,843	1,850	2,385	5,190	7,330
Deposit service fees	7,912	6,978	6,399	7,478	7,330	21,289	20,747
Lease financing, net	3,937	4,473	4,319	4,604	4,533	12,729	12,369
Brokerage fees	1,004	1,252	1,078	968	1,177	3,334	3,349
Trust & asset management fees	3,169	3,262	2,815	2,784	3,276	9,246	9,085
Net gain on sale of investment securities	3	4,093	9,694	24	-	13,790	1,106
Increase in cash surrender value of life insurance	664	670	456	570	1,995	1,790	4,729
Net gain (loss) on sale of other assets	12	(38)	1	(874)	26	(25)	(230)
Acquisition related gains	10,222	-	-	-	-	10,222	-
Other operating income	2,412	2,453	1,797	199	1,158	6,662	4,304
Total other income	30,900	24,925	28,402	17,603	21,880	84,227	62,789
Other expense:
Salaries & employee benefits	31,196	29,188	26,879	24,057	29,139	87,263	84,778
Occupancy & equipment expense	7,803	7,151	7,682	7,298	7,107	22,636	21,574
Computer services expense	2,829	2,013	2,287	1,973	1,840	7,129	5,419
Advertising & marketing expense	1,296	892	1,314	903	1,451	3,502	4,186
Professional & legal expense	1,126	1,120	969	1,117	884	3,215	1,993
Brokerage fee expense	478	575	393	476	564	1,446	1,453
Telecommunication expense	812	744	750	664	620	2,306	2,154
Other intangible amortization expense	966	997	878	913	913	2,841	2,641
FDIC insurance premiums	3,206	6,789	2,668	1,188	292	12,663	689
Impairment charges	4,000	-	-	-	-	4,000	-
Other operating expenses	5,446	5,039	5,192	5,422	4,963	15,677	14,492
Total other expense	59,158	54,508	49,012	44,011	47,773	162,678	139,379
Income (loss) before income taxes	(12,324)	2,706	(54,282)	(44,243)	12,313	(63,900)	36,412
Income tax benefit	(15,183)	(1,480)	(26,025)	(19,374)	(743)	(42,688)	(4,181)
Income (loss) from continuing operations	2,859	4,186	(28,257)	(24,869)	13,056	(21,212)	40,593
Income from discontinued operations, net of tax	4,585	129	152	48	98	4,866	392
Net income (loss)	7,444	4,315	(28,105)	(24,821)	13,154	(16,346)	40,985
Preferred stock dividends and discount accretion	2,589	2,587	2,531	789	-	7,707	-
Net income (loss) available to common shareholders	$ 4,855	$ 1,728	$ (30,636)	$ (25,610)	$ 13,154	$ (24,053)	$ 40,985

	Three Months Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2009	2009	2009	2008	2008	2009	2008
Common share data:
Basic earnings (loss) per common share from continuing operations	$ 0.07	$ 0.12	$ (0.81)	$ (0.72)	$ 0.38	$ (0.58)	$ 1.17
Basic earnings (loss) per common share from discontinued operations	$ 0.12	$ 0.00	$ 0.00	$ 0.00	$ 0.00	$ 0.13	$ 0.01
Impact of preferred stock dividends on basic earnings (loss) per common share	$ (0.07)	$ (0.07)	$ (0.07)	$ (0.02)	$ 0.00	$ (0.21)	$ 0.00
Basis earnings (loss) per common share	$ 0.12	$ 0.05	$ (0.88)	$ (0.74)	$ 0.38	$ (0.65)	$ 1.18
Diluted earnings (loss) per common share from continuing operations	$ 0.07	$ 0.12	$ (0.81)	$ (0.72)	$ 0.38	$ (0.57)	$ 1.16
Diluted earnings (loss) per common share from discontinued operations	$ 0.12	$ 0.00	$ 0.00	$ 0.00	$ 0.00	$ 0.13	$ 0.01
Impact of preferred stock dividends on diluted earnings (loss) per common share	$ (0.07)	$ (0.07)	$ (0.07)	$ (0.02)	$ 0.00	$ (0.21)	$ 0.00
Diluted earnings (loss) per common share	$ 0.12	$ 0.05	$ (0.88)	$ (0.74)	$ 0.38	$ (0.65)	$ 1.17

Weighted average common shares outstanding	39,104,894	35,726,879	34,914,012	34,777,651	34,732,633	36,597,280	34,682,065
Diluted weighted average common shares outstanding	39,299,168	35,876,483	35,053,352	35,164,585	35,074,297	36,751,738	35,060,745

	Three months ended					Nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2009	2009	2009	2008	2008	2009	2008
Performance Ratios:
Annualized return on average assets	0.30%	0.20%	(1.30%)	(1.15%)	0.63%	(0.24%)	0.67%
Annualized return on average common equity	2.13	0.81	(14.01)	(11.38)	5.91	(3.65)	6.22
Annualized cash return on average tangible common equity(1)	4.33	2.12	(25.25)	(20.14)	11.31	(6.21)	11.86
Net interest rate spread	2.51	2.82	2.64	2.63	2.82	2.66	2.82
Cost of funds(2)	1.50	1.83	2.12	2.47	2.50	1.80	2.72
Efficiency ratio(3)	62.79	61.24	63.42	58.74	58.92	62.48	59.28
Annualized net non-interest expense to average assets(4)	1.14	1.37	1.40	1.28	1.23	1.30	1.28
Net interest margin	2.74	3.05	2.88	2.86	3.04	2.89	3.08
Tax equivalent effect	0.11	0.13	0.13	0.14	0.14	0.13	0.14
Net interest margin - fully tax equivalent basis(5)	2.85	3.18	3.01	3.00	3.18	3.02	3.22

Asset Quality Ratios:
Non-performing loans(6) to total loans	4.41%	3.54%	3.58%	2.34%	1.92%	4.41%	1.92%
Non-performing assets(6) to total assets	2.19	2.92	2.57	1.71	1.45	2.19	1.45
Allowance for loan losses to non-performing loans(6)	66.02	79.65	78.10	98.67	75.82	66.02	75.82
Allowance for loan losses to total loans	2.91	2.82	2.80	2.31	1.46	2.91	1.46
Net loan charge-offs to average loans (annualized)	2.28	1.54	3.42	1.13	0.80	2.43	0.67

Capital Ratios:
Tangible equity to assets(7)	6.26%	8.07%	7.31%	7.90%	6.10%	6.26%	6.10%
Tangible common equity to risk weighted assets(8)	9.01	6.79	6.49	7.10	7.36	9.01	7.36
Tangible common equity to assets(9)	4.85	5.65	5.07	5.65	6.10	4.85	6.10
Book value per common share(10)	$ 21.48	$ 23.30	$ 23.82	$ 25.17	$ 25.51	$ 21.48	$ 25.51
Less: goodwill and other intangible assets, net of tax
benefit, per common share	8.22	10.99	11.45	11.56	11.60	8.22	11.60
Tangible book value per share(11)	13.26	12.30	12.37	13.61	13.91	13.26	13.91

Total capital (to risk-weighted assets)	15.36%	13.89%	13.48%	14.07%	11.65%	15.36%	11.65%
Tier 1 capital (to risk-weighted assets)	13.42	11.88	11.48	12.06	9.64	13.42	9.64
Tier 1 capital (to average assets)	10.60	9.55	9.25	9.85	8.00	10.60	8.00
Tier 1 common capital (to risk-weighted assets)	8.72	6.66	6.32	6.85	7.30	8.72	7.30

(1)
Net cash flow available to common stockholders (net income available to common stockholders or net income, as appropriate, plus other intangibles amortization expense, net of tax benefit) / Average tangible common equity (average common equity less average goodwill and average other intangibles, net of tax benefit).

(2)	Equals total interest expense divided by the sum of average interest bearing liabilities and noninterest bearing deposits.
(3)
Equals total other expense excluding FDIC special assessment divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.

(4)	Equals total other expense excluding FDIC special assessment less total other income excluding net gains (losses) on securities available for sale divided by average assets.
(5)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of average interest earning assets.
(6)	Excludes purchased credit-impaired loans and loans held for sale. Non-performing assets excludes other real estate owned related to FDIC transactions.
(7)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(8)	Equals total ending common stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total risk weighted assets.
(9)	Equals total ending common stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(10)	Equals total ending common stockholders’ equity divided by common shares outstanding.
(11)	Equals total ending common stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP).  These measures include net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis; efficiency ratio and ratio of annualized net non-interest expense to average assets, with net gains and losses on securities available for sale excluded from  the non-interest income components and the FDIC special assessment expense excluded from the non-interest expense components of these ratios; ratios of tangible equity to assets, tangible common equity to risk weighted assets and tangible common equity to assets ratio; tangible book value per common share; and annualized cash return on average tangible common equity.  Our management uses these non-GAAP measures in its analysis of our performance.  The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate.  Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes.  Management also believes that by excluding net gains and losses on securities available for sale from the non-interest income component and excluding the FDIC special assessment expense from other non-interest expense of the efficiency ratio and the ratio of annualized net non-interest expense to average assets, these ratios better reflect our core operating performance.  The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity.  Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital.  These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to equity (in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
Stockholders' equity - as reported	$ 1,271,877	$ 1,049,383	$ 1,034,582	$ 1,068,824	$ 889,521
Less: goodwill	387,069	387,069	387,069	387,069	387,069
Less: other intangible, net of tax benefit	25,582	16,897	17,545	16,754	17,348
Tangible equity	$ 859,226	$ 645,417	$ 629,968	$ 665,001	$ 485,104

The following table presents a reconciliation of tangible common equity to stockholders’ common equity (in thousands):

	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
Common stockholders' equity - as reported	$ 1,078,496	$ 856,141	$ 841,477	$ 875,799	$ 889,521
Less: goodwill	387,069	387,069	387,069	387,069	387,069
Less: other intangible, net of tax benefit	25,582	16,897	17,545	16,754	17,348
Tangible common equity	$ 665,845	$ 452,175	$ 436,863	$ 471,976	$ 485,104

The following table presents a reconciliation of average tangible common equity to average common stockholders’ equity (in thousands):

	Three months ended					Nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2009	2009	2009	2008	2008	2009	2008
Average common stockholders' equity - as reported	$ 905,897	$ 853,782	$ 886,740	$ 898,246	$ 888,206	$ 882,200	$ 881,594
Less: average goodwill	387,069	387,069	387,069	387,069	387,069	387,069	383,676
Less: average other intangible assets,
net of tax benefit	16,630	17,186	16,872	16,999	17,582	16,897	17,068
Average tangible common equity	$ 502,198	$ 449,527	$ 482,799	$ 494,178	$ 483,555	$ 478,234	$ 480,850

The following table presents a reconciliation of net cash flow available to common stockholders to net (loss) income available to common stockholders (in thousands):

	Three months ended					Nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2009	2009	2009	2008	2008	2009	2008
Net (loss) income available to common
shareholders - as reported	$ 4,855	$ 1,728	$ (30,636)	$ (25,610)	$ 13,154	$ (24,053)	$ 40,985
Add: other intangible amortization
expense, net of tax benefit	628	648	571	593	593	1,847	1,717
Net cash flow available to common shareholders	$ 5,483	$ 2,376	$ (30,065)	$ (25,017)	$ 13,747	$ (22,206)	$ 42,702

Efficiency Ratio Calculation (Dollars in Thousands)

	Three months ended					Nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2009	2009	2009	2008	2008	2009	2008
Non-interest expense	$ 59,158	$ 54,508	$ 49,012	$ 44,011	$ 47,773	$ 162,678	$ 139,379
Adjustment for FDIC special assessment	-	3,850	-	-	-	3,850	-
Non-interest expense - as adjusted	$ 59,158	$ 50,658	$ 49,012	$ 44,011	$ 47,773	$ 158,828	$ 139,379

Net interest income	$ 60,934	$ 59,389	$ 56,028	$ 54,746	$ 56,606	$ 176,351	$ 166,142
Tax equivalent adjustment	2,383	2,496	2,551	2,606	2,596	7,430	7,284
Net interest income on a fully tax equivalent basis	63,317	61,885	58,579	57,352	59,202	183,781	173,426
Plus other income	30,900	24,925	28,402	17,603	21,880	84,227	62,789
Less net gains (losses) on securities available for sale	3	4,093	9,694	24	-	13,790	1,106
Net interest income plus non-interest income -
as adjusted	$ 94,214	$ 82,717	$ 77,287	$ 74,931	$ 81,082	$ 254,218	$ 235,109

Efficiency ratio	62.79%	61.24%	63.42%	58.74%	58.92%	62.48%	59.28%

Efficiency ratio (without adjustments)	64.42%	64.65%	58.05%	60.83%	60.87%	62.43%	60.88%

Annualized Net Non-interest Expense to Average Assets Calculation (Dollars in Thousands)

	Three months ended					Nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2009	2009	2009	2008	2008	2009	2008
Non-interest expense	$ 59,158	$ 54,508	$ 49,012	$ 44,011	$ 47,773	$ 162,678	$ 139,379
Adjustment for FDIC special assessment	-	3,850	-	-	-	3,850	-
Non-interest expense - as adjusted	59,158	50,658	49,012	44,011	47,773	158,828	139,379

Other income	30,900	24,925	28,402	17,603	21,880	84,227	62,789
Less net gains on securities available for sale	3	4,093	9,694	24	-	13,790	1,106
Other income - as adjusted	30,897	20,832	18,708	17,579	21,880	70,437	61,683

Net non-interest expense	$ 28,261	$ 29,826	$ 30,304	$ 26,432	$ 25,893	$ 88,391	$ 77,696

Average assets	9,795,125	8,701,857	8,792,275	8,240,344	8,357,985	9,100,092	8,134,395

Annualized net non-interest expense to average assets	1.14%	1.37%	1.40%	1.28%	1.23%	1.30%	1.28%

Annualized net non-interest expense to average assets
(without adjustments)	1.14%	1.36%	0.95%	1.27%	1.23%	1.15%	1.26%

A reconciliation of net interest margin on a fully tax equivalent basis to net interest margin is contained in the tables under “Net Interest Margin.”  A reconciliation of tangible book value per common share to book value per common share is contained in the “Selected Financial Ratios” table.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended September 30,						Three Months Ended June 30,
	2009			2008			2009
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Interest Earning Assets:
Loans (1) (2):
Commercial related credits
Commercial	$ 1,345,899	$ 15,993	4.65%	$ 1,409,936	$ 20,377	5.66%	$ 1,375,433	$ 15,867	4.56%
Commercial - nontaxable (3)	80,486	1,293	6.29	70,868	1,299	7.17	79,166	1,290	6.45
Commercial loans collateralized by assignment
of lease payments	847,667	12,769	6.03	600,345	9,971	6.64	812,494	12,660	6.23
Real estate commercial	2,436,157	32,926	5.29	2,247,768	34,022	5.92	2,373,304	32,029	5.34
Real estate construction	712,937	6,251	3.43	768,467	10,044	5.11	771,269	7,100	3.64
Total commercial related credits	5,423,146	69,232	5.00	5,097,384	75,713	5.81	5,411,666	68,946	5.04
Other loans
Real estate residential	282,523	3,904	5.53	322,421	4,748	5.89	279,863	3,938	5.63
Home equity	407,728	4,526	4.40	360,618	4,305	4.75	410,626	4,509	4.40
Indirect	188,300	3,225	6.79	191,533	3,413	7.09	190,010	3,210	6.78
Consumer loans	56,841	571	3.99	54,223	542	3.98	56,246	576	4.11
Total other loans	935,392	12,226	5.19	928,795	13,008	5.57	936,745	12,233	5.24
Total loans, excluding covered loans	6,358,538	81,458	5.08	6,026,179	88,721	5.86	6,348,411	81,179	5.13
Covered loans	93,556	1,814	7.69	-	-	-	92,639	2,214	9.59
Total loans	6,452,094	83,272	5.12	6,026,179	88,721	5.86	6,441,050	83,393	5.19

Taxable investment securities	1,032,410	6,444	2.50	911,034	10,569	4.64	695,449	6,978	4.01
Investment securities exempt from federal income taxes (3)	379,056	5,516	5.69	425,120	6,118	5.63	405,748	5,840	5.69
Federal funds sold	-	-	0.00	32,420	165	1.99	-	-	0.00
Other interest bearing deposits	965,276	760	0.31	16,065	84	2.08	197,218	149	0.30
Total interest earning assets	$ 8,828,836	$ 95,992	4.31	$ 7,410,818	$ 105,657	5.67	$ 7,739,465	$ 96,360	4.99
Non-interest earning assets	966,289			947,167			962,392
Total assets	$ 9,795,125			$ 8,357,985			$ 8,701,857

Interest Bearing Liabilities:
Core funding:
Money market and NOW accounts	$ 2,118,024	$ 4,461	0.84%	$ 1,285,293	$ 5,492	1.70%	$ 1,691,868	$ 3,841	0.91%
Savings accounts	477,048	447	0.37	384,059	270	0.28	447,392	461	0.41
Certificate of deposit	3,019,701	17,422	2.29	2,485,198	20,789	3.33	2,488,905	17,334	2.79
Customer repurchase agreements	226,972	293	0.51	271,718	977	1.43	277,896	336	0.48
Total core funding	5,841,745	22,623	1.54	4,426,268	27,528	2.47	4,906,061	21,972	1.80
Whole sale funding:
Public funds	102,119	314	1.22	207,389	1,514	2.90	133,362	513	1.54
Brokered accounts (includes fee expense)	566,071	5,019	3.52	947,462	9,151	3.84	728,378	6,828	3.76
Other short-term borrowings	201,643	929	1.83	269,795	1,989	2.93	202,137	920	1.83
Long-term borrowings	504,218	3,790	2.94	640,096	6,273	3.83	514,810	4,242	3.26
Total wholesale funding	1,374,051	10,052	2.91	2,064,742	18,927	3.65	1,578,687	12,503	3.18
Total interest bearing liabilities	$ 7,215,796	$ 32,675	1.80	$ 6,491,010	$ 46,455	2.85	$ 6,484,748	$ 34,475	2.13
Non-interest bearing deposits	1,445,937			904,571			1,074,567
Other non-interest bearing liabilities	34,182			76,763			95,592
Stockholders' equity	1,099,210			885,641			1,046,950
Total liabilities and stockholders' equity	$ 9,795,125			$ 8,357,985			$ 8,701,857
Net interest income/interest rate spread (4)		$ 63,317	2.51%		$ 59,202	2.82%		$ 61,885	2.86%
Taxable equivalent adjustment		2,383			2,596			2,496
Net interest income, as reported		$ 60,934			$ 56,606			$ 59,389
Net interest margin (5)			2.74%			3.04%			3.08%
Tax equivalent effect			0.11%			0.14%			0.13%
Net interest margin on a fully equivalent basis (5)			2.85%			3.18%			3.21%

(1)	Non-accrual loans are included in average loans.
(2)
Interest income includes amortization of deferred loan origination fees of $1.2 million, $1.8 million and $1.4 million for the three months ended September 30, 2009, September 30, 2008, and June 30, 2009, respectively.

(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Nine Months Ended September 30,
	2009			2008
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest Earning Assets:
Loans (1) (2):
Commercial related credits
Commercial	$ 1,385,503	$ 48,820	4.65%	$ 1,377,257	$ 62,503	5.96%
Commercial - nontaxable (3)	80,039	3,911	6.44	54,746	3,031	7.27
Commercial loans collateralized by assignment
of lease payments	780,442	36,306	6.20	577,574	28,906	6.67
Real estate commercial	2,390,861	96,913	5.35	2,132,481	99,584	6.14
Real estate construction	751,192	21,287	3.74	800,095	35,178	5.78
Total commercial related credits	5,388,037	207,237	5.07	4,942,153	229,202	6.09
Other loans
Real estate residential	284,962	11,962	5.60	358,061	15,900	5.92
Home equity	408,046	13,451	4.41	353,897	13,660	5.16
Indirect	189,091	9,562	6.76	173,064	9,836	7.59
Consumer loans	57,721	1,755	4.07	53,710	2,064	5.13
Total other loans	939,820	36,730	5.23	938,732	41,460	5.90
Total loans, excluding covered assets	6,327,857	243,967	5.15	5,880,885	270,662	6.15
Covered assets	72,886	4,656	8.54	-	-	-
Total loans	6,400,743	248,623	5.19	5,880,885	270,662	6.15

Taxable investment securities	891,142	23,738	3.55	872,679	30,541	4.67
Investment securities exempt from federal income taxes (3)	398,897	17,318	5.73	411,954	17,781	5.67
Federal funds sold	-	-	-	16,907	274	2.13
Other interest bearing deposits	455,354	1,039	0.31	16,597	279	2.25
Total interest earning assets	$ 8,146,136	$ 290,718	4.77	$ 7,199,022	$ 319,537	5.93
Non-interest earning assets	953,956			935,373
Total assets	$ 9,100,092			$ 8,134,395

Interest Bearing Liabilities:
Core funding:
Money market and NOW accounts	$ 1,778,656	$ 12,250	0.92%	$ 1,249,186	$ 16,857	1.80%
Savings accounts	439,674	1,222	0.37	388,217	982	0.34
Certificate of deposit	2,720,074	55,191	2.71	2,335,131	66,334	3.79
Customer repurchase agreements	257,289	879	0.46	299,030	3,840	1.72
Total core funding	5,195,693	69,542	1.79	4,271,564	88,013	2.75
Whole sale funding:
Public funds	144,769	1,770	1.63	245,240	6,483	3.53
Brokered accounts (includes fee expense)	708,372	19,786	3.73	733,991	21,718	3.95
Other short-term borrowings	222,838	3,145	1.89	468,784	12,344	3.52
Long-term borrowings	518,288	12,694	3.23	563,311	17,553	4.09
Total wholesale funding	1,594,267	37,395	3.14	2,011,326	58,098	3.86
Total interest bearing liabilities	$ 6,789,960	$ 106,937	2.11	$ 6,282,890	$ 146,111	3.11
Non-interest bearing deposits	1,162,003			883,131
Other non-interest bearing liabilities	73,456			88,243
Stockholders' equity	1,074,673			880,131
Total liabilities and stockholders' equity	$ 9,100,092			$ 8,134,395
Net interest income/interest rate spread (4)		$ 183,781	2.66%		$ 173,426	2.82%
Taxable equivalent adjustment		7,430			7,284
Net interest income, as reported		$ 176,351			$ 166,142
Net interest margin (5)			2.89%			3.08%
Tax equivalent effect			0.13%			0.14%
Net interest margin on a fully equivalent basis (5)			3.02%			3.22%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $3.9 million and $5.3 million for the nine months ended September 30, 2009, and September 30, 2008, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.